Contact:

Sebastien Reyes

Director of Investor Relations

AMERCO

(602) 263-6601

sebastien_reyes@uhaul.com

AMERCO Announces Dividend Policy on its Non-Voting Common Stock

Reno, Nev. (October 25, 2022) – AMERCO (Nasdaq: UHAL), the parent of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company, today announced that the Board of Directors has adopted a dividend policy for the Company’s newly-created Series N Non-Voting Common Stock.

Subsequent to the actions taken yesterday by the Independent Special Committee of the Board, including the creation of a new series of Non-Voting Common Stock, the Board of Directors convened and adopted the following dividend policy for the new series of stock.

Dividend Policy

“Series N Non-Voting Common Stock: Unless the Board of Directors in its sole discretion determines otherwise, it shall be the policy of the Company to declare and pay a quarterly cash dividend on each share of the Company’s Series N Non-Voting Common Stock, in the amount of $0.04 per share, commencing with the third quarter of fiscal year 2023. A special quarterly dividend declared for voting stock shall only create additional dividend rights in the non-voting stock to the extent it exceeds the quarterly dividend described in this dividend policy.”

The policy may be reviewed, modified or terminated from time to time by the Board of Directors.

Actions Taken by the Independent Special Committee

Yesterday, the Independent Special Committee effectuated various actions including the creation of the new series of Series N Non-Voting Common Stock, the issuance of shares through a stock dividend on a 9-for-1 basis to all existing holders of the Company’s Voting Common Stock, and a corporate name change to U-Haul Holding Company by the end of calendar year 2022.

Application to the Nasdaq Global Select Market has been made to list the new Non-Voting Common Stock under the ticker symbol Nasdaq: UHALB.  Shares of the Company’s Voting Common Stock will continue to trade under the ticker symbol Nasdaq: UHAL.

The shares of Non-Voting Common Stock will be distributed after the close of trading on, or about, November 9, 2022, to stockholders of record of Voting Common Stock at the close of business on November 3, 2022. The Company anticipates trading of the 176,470,092 shares of Non-Voting Common Stock to begin on November 10, 2022.

About AMERCO

AMERCO is the parent company of U-Haul International, Inc., Oxford Life Insurance Company,

Repwest Insurance Company and Amerco Real Estate Company. U-Haul is in the shared use business and was founded on the fundamental philosophy that the division of use and specialization of ownership is good for both U-Haul customers and the environment.

AMERCO will change its name to U-Haul Holding Company by the end of calendar year 2022.

About U-Haul

Founded in 1945, U-Haul is the No. 1 choice of do-it-yourself movers, with a network of more than 23,000 locations across all 50 states and 10 Canadian provinces. U-Haul Truck Share 24/7 offers secure access to U-Haul trucks every hour of every day through the customer dispatch option on their smartphones and our proprietary Live Verify technology. Our customers' patronage has enabled the U-Haul fleet to grow to approximately 186,000 trucks, 128,000 trailers and 46,000 towing devices. U-Haul is the third largest self-storage operator in North America and offers 895,000 rentable storage units and 76.6 million square feet of self-storage space at owned and managed facilities. U-Haul is the largest retailer of propane in the U.S., and continues to be the largest installer of permanent trailer hitches in the automotive aftermarket industry. U-Haul has been recognized repeatedly as a leading “Best for Vets” employer and was recently named one of the 15 Healthiest Workplaces in America.